Exhibit 99.1

Coldwater Creek Announces Fiscal 2005 First Quarter Results

Sandpoint, Idaho, May 25, 2005 – Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three-month period ended April 30, 2005.

Consolidated Results

Net income for the three-month period ended April 30, 2005, increased $3.2 million, or 60 percent, to $8.5 million, or $0.14 per diluted share, compared with net income of $5.3 million, or $0.09 per diluted share, for the three-month period ended May 1, 2004.  Net sales in the fiscal 2005 first quarter increased 25 percent to $155.6 million from $124.5 million in the fiscal 2004 first quarter.

“Our very positive performance in the first quarter was primarily driven by strong full-price selling in all three channels, which contributed to higher net sales and improved earnings,” said Dennis Pence, chairman and chief executive officer for Coldwater Creek.  “This favorable customer response to our full-price spring merchandise, coupled with increased merchandise purchasing power related to our retail expansion, helped improve our gross profit rate by 330 basis points.”

Gross profit for the fiscal 2005 first quarter was $72.8 million, or 46.8 percent of net sales, compared with $54.2 million, or 43.5 percent of net sales, for the fiscal 2004 first quarter.  The increase in the gross profit rate was primarily due to improved merchandise margins on sales in all channels and, to a lesser extent, improved leveraging of the company’s full-line retail store occupancy costs.

Selling, general and administrative expenses for the fiscal 2005 first quarter were $59.5 million, or 38.2 percent of net sales, compared with $45.4 million, or 36.5 percent of net sales, for the fiscal 2004 first quarter.  The increase in the selling, general and administrative expenses expressed as a percentage of net sales was primarily due to increased personnel costs associated with our retail expansion.

Income from operations for the fiscal 2005 first quarter increased $4.6 million, or 52 percent, to $13.4 million, or 8.6 percent of net sales, compared with $8.8 million, or 7.1 percent of net sales, for the fiscal 2004 first quarter.

Retail Segment

Net sales from the Retail Segment, which includes the company’s full-line retail stores, resort stores and outlet stores, increased 48 percent to $83.8 million in the fiscal 2005 first quarter, from $56.5 million in the fiscal 2004 first quarter.  Retail Segment net sales represented 53.8 percent of the company’s total net sales in the fiscal 2005 first quarter, compared with 45.4 percent in the fiscal 2004 first quarter.

The company opened five full-line retail stores during the fiscal 2005 first quarter for a total of 119 full-line retail stores in operation at the end of the fiscal 2005 first quarter, compared with 71 full-line retail stores at the end of the fiscal 2004 first quarter.

Direct Segment

“In terms of the Direct Segment, we continue to leverage the dual role of catalogs as both a sales vehicle and our principal means of print advertising to shift customers to our retail store and Internet channels, while promoting the brand in an effective and affordable manner,” Pence said.  “We believe our depth of experience in triple-channel retailing will provide further opportunities to explore and develop these synergies as we continue to grow the company.”

Direct Segment net sales increased 6 percent to $71.9 million in the fiscal 2005 first quarter from $68.0 million in the fiscal 2004 first quarter.  Direct Segment net sales represented 46.2 percent of the company’s total net sales in the fiscal 2005 first quarter, compared with 54.6 percent in the fiscal 2004 first quarter.

Internet

Internet net sales increased 18 percent to $41.1 million in the fiscal 2005 first quarter from $34.9 million in the fiscal 2004 first quarter.  Internet net sales represented 57.1 percent of the Direct Segment’s net sales in the fiscal 2005 first quarter, compared with 51.4 percent in the fiscal 2004 first quarter.  Internet net sales represented 26.4 percent of the company’s total net sales in the fiscal 2005 first quarter, compared with 28.1 percent in the fiscal 2004 first quarter.

Catalog

Catalog net sales decreased 7 percent to $30.8 million in the fiscal 2005 first quarter from $33.0 million in the fiscal 2004 first quarter.  Catalog net sales represented 42.9 percent of the Direct Segment’s net sales in the fiscal 2005 first quarter, compared with 48.6 percent in the fiscal 2004 first quarter.  Catalog net sales represented 19.8 percent of the company’s total net sales in the fiscal 2005 first quarter, compared with 26.5 percent in the fiscal 2004 first quarter.

Liquidity

At the end of the fiscal 2005 first quarter, the company had no short or long-term debt and a cash position of $116.5 million compared with a cash position of $54.6 million at the end of the fiscal 2004 first quarter.  The company’s working capital increased to $119.6 million at the end of the fiscal 2005 first quarter from $58.3 million at the end of the fiscal 2004 first quarter. The cash and working capital amounts for the fiscal 2005 first quarter include the net proceeds of $42.1 million from the company’s public stock offering completed in May 2004.  Inventory increased $23.7 million, or 42 percent, to $80.6 million at the end of the fiscal 2005 first quarter from $56.9 million at the end of the fiscal 2004 first quarter.  This increase is primarily attributable to the addition of 48 full-line retail stores since the end of the fiscal 2004 first quarter.

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Wednesday, May 25, 2005 at 4:45 p.m. (Eastern) to discuss fiscal 2005 first quarter results.  To listen to the live Web cast, log on to http://phx.corporate-ir.net/playerlink.zhtml?c=92631&s=wm&e=1063892. Also, a link to the live Web cast of the call is provided in the company’s Web site at www.coldwatercreek.com.  The call will be archived from approximately one hour after the conference call until midnight on Wednesday, June 1, 2005.  The replay can be accessed by dialing (719) 457-0820 and giving the passcode “8191224”.  Any additional information provided during the call will be available by accessing the replay of the call.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of full-line retail stores located across the country, an Internet site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our planned retail expansion, sales and revenue growth and financial performance.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our inability to realize the full value of merchandise currently in inventory as a result of sluggish sales, ever-changing customer tastes and buying trends; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brand; unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to sluggish sales; the inherent difficulty in forecasting consumer buying patterns and trends and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”).  We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release.  We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.  We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Director of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

Statements of Operations:

	Three Months Ended
	April 30, 2005	May 1, 2004 (a)
		(restated)

Net sales	$155,636	$124,460
Cost of sales	82,799	70,298
Gross profit	72,837	54,162
Selling, general and administrative expenses	59,469	45,384
Income from operations	13,368	8,778
Interest, net, and other	758	31
Income before income taxes	14,126	8,809
Income tax provision	5,635	3,489
Net income	$8,491	$5,320

Net income per share - Basic	$0.14	$0.10

Weighted average shares outstanding - Basic	60,699	54,450

Net income per share - Diluted	$0.14	$0.09

Weighted average shares outstanding - Diluted	62,676	56,435

Supplemental Data:

	Three Months Ended
Operating Statistics:	April 30, 2005	May 1, 2004

Catalogs mailed	28,245	25,933
Full-line retail store count	119	71
Resort store count	2	2
Outlet store count	20	18
Full-line retail store square footage	670	443

	Three Months Ended
Channel Net Sales:	April 30, 2005	May 1, 2004

Retail	$83,781	$56,509
Internet	41,060	34,937
Catalog	30,795	33,014
Total	$155,636	$124,460

Note (a): The amounts for the three-month period ended May 1, 2004 reflect adjustments relating to a revison in the method of accounting for rental expense during the retail store construction period.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	April 30, 2005	January 29, 2005	May 1, 2004 (a)
			(restated)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$116,504	$111,204	$54,642
Receivables	21,323	12,708	15,564
Inventories	80,588	63,752	56,853
Prepaid and other	7,434	6,628	6,161
Prepaid and deferred catalog costs	9,606	6,905	5,791
Deferred income taxes	1,079	1,079	—

Total current assets	236,534	202,276	139,011

Property and equipment, net	130,330	120,689	97,065
Deferred income taxes	3,033	1,233	—
Other	347	388	487

Total assets	$370,244	$324,586	$236,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$74,836	$49,406	$46,643
Accrued liabilities	34,923	31,646	28,695
Income taxes payable	7,214	4,736	5,295
Deferred income taxes	—	—	115

Total current liabilities	116,973	85,788	80,748

Deferred rents	44,917	40,319	30,768
Deferred income taxes	—	—	537
Other	197	200	—

Total liabilities	162,087	126,307	112,053

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 150,000,000 shares authorized, 60,783,790, 60,652,538 and 54,556,936 shares issued, respectively	608	607	546
Additional paid-in capital	100,247	98,861	48,931
Retained earnings	107,302	98,811	75,033

Total stockholders’ equity	208,157	198,279	124,510

Total liabilities and stockholders’ equity	$370,244	$324,586	$236,563

Note (a): The amounts as of May 1, 2004 reflect adjustments relating to a revison in the method of accounting for rental expense during the retail store construction period.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended
	April 30, 2005	May 1, 2004 (a)
		(restated)
OPERATING ACTIVITIES:
Net income	$8,491	$5,320
Non cash items:
Depreciation and amortization	5,744	4,369
Deferred rent amortization	(812)	(253)
Deferred income taxes	(1,800)	(2,153)
Tax benefit from exercises of stock options	488	266
Other	(3)	—
Gain on asset disposition	(14)	(3)
Net change in current assets and liabilities:
Receivables	(8,582)	(5,105)
Inventories	(16,836)	(4,152)
Prepaid and other	(824)	(408)
Prepaid and deferred catalog costs	(2,701)	(1,572)
Accounts payable	25,430	7,788
Accrued liabilities	163	3,007
Income taxes payable	2,478	1,206
Deferred rents	6,760	7,791

Net cash provided by operating activities	17,982	16,101

INVESTING ACTIVITIES:
Purchase of property and equipment	(13,041)	(7,776)
Repayments of executive loans	—	15

Net cash used in investing activities	(13,041)	(7,761)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options	359	548

Net cash provided by financing activities	359	548

Net increase in cash and cash equivalents	5,300	8,888
Cash and cash equivalents, beginning	111,204	45,754

Cash and cash equivalents, ending	$116,504	$54,642

Note (a): The amounts for the three-month period ended May 1, 2004 reflect adjustments relating to a revison in the method of accounting for rental expense during the retail store construction period.